Exhibit 99.1

NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial:	John Carrara	713-624-9548
				Media:	James Bartlett	713-624-9354

	Burlington Resources Web site: www.br-inc.com					BR0521
BURLINGTON RESOURCES ANNOUNCES OFFERING
OF PERMIAN BASIN ROYALTY TRUST UNITS
     Houston, Texas, July 26, 2005 — Burlington Resources Inc. (NYSE: BR) today announced an offering to the public of 7,500,000 of its units of beneficial interest in the Permian Basin Royalty Trust (NYSE: PBT), pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission on April 14, 2005. Burlington is the sole selling unit holder, and no units will be sold by the Trust. Additionally, Burlington has granted the underwriters a 30-day option to purchase up to 1,125,000 additional units to cover over-allotments, if any. The Trust will not receive any proceeds from this offering.
     Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as joint book-running managers of this offering. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, attention: Prospectus Department, telephone (212) 902-1171, or from Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Ave., Edgewood, New York 11717, telephone (631) 254-7106.
     All questions, comments, and inquiries concerning the offering, should be directed to:

John Carrara
Burlington Resources Inc.
717 Texas Avenue, Suite 2100
Houston, Texas 77002
Phone: (713) 624-9548	Fax: (713) 624-3737
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.